CONFIDENTIAL SEVERANCE AGREEMENT

This Confidential Severance Agreement (“Agreement”) is made in the State of Arizona by and between Scott Mahoney (“Executive”) and American Standard Energy Corp. (“the Company”).

WHEREAS, Executive and the Company are parties to that certain employment agreement, dated April 15, 2010 (“the Employment Agreement”);

WHEREAS, Executive holds certain rights with respect to grants of shares of the Company’s stock pursuant to that certain Founders Shares Vesting Agreement dated April 15, 2010 (“the Founders Shares Grant”), the vesting of which grants was accelerated by the Company’s Board of Directors pursuant to that certain resolution of the Company’s Board of Directors dated February 13, 2012 (“the Founders Shares Grant Acceleration”);

WHEREAS, the parties desire to terminate their employment relationship under certain terms and conditions;

WHEREAS, the parties desire to amend the Employment Agreement in certain respects, rescind the Founders Shares Grant Acceleration, and enter into certain other understandings and agreements, under the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

1.          Resignation Of Employment.

a.           Executive hereby resigns his employment with the Company and all of his positions as a director and/or officer of the Company effective November 24, 2012 (“the Effective Date”). Executive will cooperate with the Company in the winding up of his affairs for the Company, and in the orderly, efficient, and expedient transfer of his duties to such person or persons as the Company may designate.

b.           Executive will execute and deliver to the Company a letter of resignation substantially in the form attached hereto as Exhibit A. The Company will disseminate to its employees a letter, memorandum, or other communication substantially in the form attached hereto as Exhibit B. Further, the Company will notify counterparties and other key relationships of Executive’s resignation with language similar to that contained in Exhibit B.

c.           Executive will have the right to review in advance any press releases that the Company may issue relating to the terms of his resignation, subject to the terms hereof. The Company will provide Executive with the text of any such press release either by hard copy or by email. Executive will have the right to approve such text prior to publication; provided that he will not unreasonably withhold such approval; and provided further that Executive may exercise such right of approval only within the 24-hour period after the Company’s transmittal of such text.

2.          Amendment Of Employment Agreement. The rights and benefits that Executive will receive under this Agreement supersede, replace, and are in lieu of all rights or benefits to which Executive otherwise might be or have become entitled under Section 6 of the Employment Agreement in connection with his separation from employment. Therefore, the parties hereby amend the Employment Agreement as follows: Section 6 of the Employment Agreement is hereby deleted from the Employment Agreement in its entirety, and is of no force or effect. The parties further agree that the remainder of the Employment Agreement, including without limitation the provisions of Section 10 thereof, nevertheless continue in full force and effect.

3.          Rescission Of Founders Shares Grant Acceleration. The rights and benefits that Executive will receive under this Agreement supersede, replace, and are in lieu of all rights or benefits to which Executive otherwise might be or have become entitled by virtue of the Founders Shares Grant Acceleration. Therefore, Executive agrees that the Company may rescind the Founders Shares Grant Acceleration, and understands and acknowledges that the Company will do so.

4.          Consideration. Subject to the other terms and conditions of this Agreement, the Company will provide Executive with the follow compensation:

a.           The Company will pay Executive $10,555.56 (less applicable payroll tax and other withholding thereon as required by law) within five (5) working days after the parties’ execution of this Agreement, representing Executive’s accrued but unused vacation and Executive’s unpaid base salary for the period from November 15, 2012, through the Effective Date.

b.           The Company will pay Executive $35,000.00 within five (5) working days after the parties’ execution of this Agreement, and $35,000.00 on March 15, 2013.

c.           The Company will pay Catalyst Corporate Solutions, L.L.C., $5,000.00 per month for 12 months, commencing on December 1, 2012. For such consideration, Executive agrees to be available to the Company, upon reasonable request, to provide financial and other requested consulting services from the Effective Date through December 31, 2013.

d.           The Company will continue Executive’s current group medical insurance coverage, under the same terms and conditions that currently govern such coverage, from the Effective Date through December 31, 2013.

e.           The Company will pay Executive $71,782.45 by December 31, 2012, representing the “Gross-Up Payment” due to Executive under the Founders Shares Grant in connection with the vesting of the 2012 grant.

f.            The Company will issue to Executive one hundred thousand (100,000) shares of unregistered common stock of the Company on November 24, 2012 (“the Shares”). Executive understands that the Shares will contain a legend indicating the Shares are unregistered. The Company is under no obligation to file a registration statement to register such Shares. Executive understands that the ability to sell any of the Shares will be limited and is responsible for seeking independent counsel regarding any sale or other disposition of any of the Shares.

g.           The payments to Executive and Catalyst Corporate Solutions, L.L.C., under subparagraphs 4(b), 4(c), 4(e), and 4(f), above, are not intended to constitute any form of wages. The Company will report such payments to the Internal Revenue Service on IRS Form 1099. The Company does not make any representation or warranty to Executive regarding the tax treatment or consequences of such payments. Executive will be solely responsible for the payment of all taxes of whatever kind that may be due or payable in connection with such payments, and will indemnify and hold the Employer harmless from all taxes, liens, actions, or claims on the part of the Internal Revenue Service or any other tax authority in connection with such payments. This indemnity and hold harmless agreement will apply as to the full amount of all such taxes, liens, actions, or claims, and all expenses incurred in connection therewith.

5.          Waiver, Release, And Discharge Of Claims.

a.           Executive waives, releases, and discharges all of his existing rights to any relief of any kind (known and unknown) from the Company, its insurers, affiliated companies, divisions, directors, officers, shareholders, employees, agents, successors, and assigns (all of whom are referred to here collectively as “the Employer”), including without limitation all claims that arise out of or that relate to his employment or separation from employment with the Company, all claims that arise out of or that relate to the Employment Agreement, all claims that arise out of or that relate to the Founders Shares Grant Acceleration, all claims that arise out of or that relate to any of the statements or actions of the Employer, all claims that arise under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Arizona Civil Rights Act, the Arizona wage payment laws, or the Arizona Employment Protection Act, all claims for relief or other benefits under any other federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, all claims that the Employer engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, and all claims for attorneys’ fees, liquidated damages, punitive damages, costs, and disbursements (all of which are referred to here collectively as “Claims”).

b.           Executive acknowledges and agrees that the waiver, release, and discharge in this Agreement is a general release of all Claims, known and unknown. Executive acknowledges that he may later discover Claims, facts, or causes of action presently unknown, unsuspected, or different from those that he now suspects or believes to be true. Executive expressly waives and assumes the risk that the facts or law may be other than he believes them to be. Executive intends by the execution of this Agreement to fully, finally, and forever release all known and unknown Claims, regardless of the discovery or existence of any additional or different facts or Claims at any time after he signs this Agreement.

c.           Executive will not file or be a party to any lawsuit against the Employer that seeks to recover under or that arises out of any Claim. If Executive breaches this covenant, he will immediately repay the full consideration that he is receiving in exchange for this Agreement, regardless of the outcome of the lawsuit.

6.          Post-Employment Restrictions.

a.           Executive will not disclose any of the terms of paragraph 4 of this Agreement (“Confidential Information”) to any person or entity at any time, except as provided herein. Executive may disclose Confidential Information to his spouse, attorneys, accountants, and/or tax planners, provided that any disclosure of Confidential Information by any such person will constitute a disclosure by Executive. Executive also may give truthful testimony in response to direct questions asked pursuant to an enforceable court order obtained after providing notice to the Company, which order pays due regard to the concerns for confidentiality expressed by the parties herein.

b.           During the “Restricted Period” defined in the Employment Agreement, Executive will not initiate or respond to any personal, verbal, written, telephonic, electronic, or other communicative contact with the Company’s or its subsidiaries’ current or past lenders, current or past shareholders, auditors, or any other contractual counterparties. Further, at no time (whether during the “Restricted Period” or otherwise) shall Executive disparage the Company’s or its subsidiaries’, officers, employees, consultants, or directors. Further, during the “Restricted Period” defined in the Employment Agreement, Executive will not initiate any personal, verbal, written, telephonic, electronic, or other communicative contact with any person who at the time of such contact is or was an employee of the Company; provided, however, that Executive may have contact with current and future employees and contractors of the Company at the exclusive request of the Company in Executive’s role as a consultant for the Company.

c.           Executive will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Employer, nor will he voluntarily aid, assist, or cooperate with any such claims or lawsuits; provided, however, that this paragraph will not prevent Executive from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

d.           This paragraph will not be construed to alter any of Executive’s post-employment obligations under the Employment Agreement, including without limitation the obligations of Section 10 thereof.

e.           Executive acknowledges that violation of any of the provisions of this paragraph 6 will cause the Company irreparable harm, and that Company shall be entitled to an injunction to prevent or cease such violations.

f.            Executive’s entitlement to the consideration set forth in paragraph 4 of this Agreement is expressly conditioned upon his continuing compliance with his obligations under this paragraph 6.

i.            If the Company, in its sole discretion, determines that Executive is in violation of or has not satisfied any obligation imposed upon him under this paragraph 6, the Company, in addition to any other rights or remedies that it may possess, and without any prejudice thereto, may terminate its obligation to provide any consideration set forth in paragraph 4 that it has not then already provided by submitting written notice to Executive of such termination.

ii.         Upon the submission of any such notice, Executive also will remit to the Company an amount equivalent to the monetary compensation that he and/or Catalyst Corporate Solutions, L.L.C., has then already received under paragraph 4, and will execute an assignment to the Company of such of the Shares as he still owns and remit to the Company an amount equivalent to the fair market value of such of the Shares that he then no longer owns.

7.          Time To Consider Agreement. Executive acknowledges that he has had a reasonable period of time to decide whether to sign this Agreement. Executive’s execution of this Agreement before the expiration of that period will constitute his representation and warranty that he has decided that he does not need any additional time to decide whether to execute it.

8.          Legal Representation. Executive acknowledges that he has been advised to consult with his own attorneys prior to executing this Agreement, and that he has had a full opportunity and a reasonable time to do so before deciding whether to sign it.

9.          No Admission Of Wrongdoing. This Agreement does not constitute an admission that any person or entity violated any local, state, or federal ordinance, regulation, ruling, statute, rule of decision, or principle of common law, or that any person or entity engaged in any improper or unlawful conduct or wrongdoing. The Company expressly denies that it violated any of Executive’s rights, and denies that it is liable to Executive on any basis. Executive will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission or indication that any person or entity engaged in any improper or unlawful conduct or wrongdoing.

10.         Statements By Employer. Executive acknowledges that in deciding whether to sign this Agreement, he has not relied upon any statements, representations, or promises made by the Employer, other than the statements made in this Agreement.

11.         Authority. Executive represents and warrants that he has the authority to enter into this Agreement, that he has not assigned any Claims to any person or entity, and that he has not filed for personal bankruptcy between the accrual of any Claims and his execution of this Agreement.

12.         Invalidity. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and enforceable; provided, however, that if such determination affects the validity or enforceability of the waiver, release, or discharge set forth in paragraph 5, above, this Agreement will be null and void and of no force or effect, and Executive will remit to the Company the full amount of the compensation that the Company paid to Executive under this Agreement.

13.         Third-Party Beneficiaries. Nothing in this Agreement will be construed to give any rights or benefits in this Agreement to anyone other than Executive and the Employer. All duties and responsibilities undertaken under this Agreement will be for the sole and exclusive benefit of Executive and the Employer, and not for the benefit of any other party.

14.         No Rule Of Strict Construction. Both parties have approved the language of this Agreement, and no rule of strict construction will be applied against either party.

15.         Entire Agreement. The parties intend for this Agreement and the Employment Agreement to define the full extent of their legally enforceable undertakings. The parties do not intend that any representations or statements made in any other prior conversations, discussions, negotiations, correspondence, or writings between them be legally enforceable, and this Agreement and the Employment Agreement supersede all other agreements and understandings between them relating to the subject matter of this Agreement. The parties will execute and deliver to each other any and all such further documents and instruments, and shall perform any and all such other acts, as reasonably may be necessary or proper to carry out or effect the purposes of this Agreement.

16.         Modification Or Waiver Of Agreement. No modification or waiver of this Agreement will be valid unless the modification or waiver is in writing and signed by both of the parties. The failure of either party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

17.         Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

18.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19.         Choice Of Forum. The parties agree that the proper and exclusive forum for any action or arbitration arising out of or relating to this Agreement or arising out of or relating to Executive’s employment by the Company will be Maricopa County, Arizona, and that any such action or arbitration will be brought only in Maricopa County, Arizona. Executive consents to the exercise of personal jurisdiction in any such action or arbitration by the courts or arbitrators of Maricopa County, Arizona.

20.         Governing Law. This Agreement will be construed in accord with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

DATED this 24th day of November, 2012.

/s/ Scott Mahoney
Scott Mahoney

DATED this 24th day of November, 2012.

American Standard Energy Corp.

By:	/s/ Scott Feldhacker
Its:	CEO

3185995.5

EXHIBIT A

November 24, 2012

Mr. Scott Feldhacker

Chief Executive Officer

American Standard Energy Corp.

4800 North Scottsdale Road, Suite 1400

Scottsdale, Arizona 85226

Dear Mr. Feldhacker:

I hereby resign my employment with American Standard Energy Corp. (“the Company”), and all of my positions as a director and/or officer of the Company, effective November 20, 2012.

Very truly yours,

/s/ Scott Mahoney

Scott Mahoney

EXHIBIT B

Memorandum

TO:	American Standard Energy Corp. Employees

FROM:	Scott Feldhacker, Chief Executive Officer

DATE:	November 26, 2012

REF:	Resignation of Scott Mahoney

Scott Mahoney provided notice to the Company of his intention to resign his position as Chief Financial Officer. The resignation is effective immediately.

Scott has been an integral part of the American Standard team and we wish him well in his future ventures.

Consistent with various contractual obligations between Scott and the Company, any future contact with Scott should be arranged through either Richard or myself.

Please contact me if you have any additional questions.